Bradley Pharmaceuticals, Inc. and Subsidiaries

                   CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                   Years ended December 31,
                                                -----------------------------
                                                    2000              1999
                                                ------------     ------------

Cash flows from operating activities
  Net income (loss)                            $ (2,062,832)    $    560,562
  Adjustments to reconcile net income (loss)
    to net cash	provided by operating
    activities
      Depreciation and amortization                 954,568        1,138,052
      Deferred income taxes                      (1,043,287)            -
      Allowance for doubtful accounts                50,392           30,000
      Inventory provision                           430,057           87,015
      Loss on sale of fixed assets                     -               6,905
      Loss due to impairment of asset             3,897,000             -
      Noncash compensation for
        consulting services                          19,475           12,101
      Changes in operating assets and
        liabilities
          Accounts receivable                      (949,709)      (2,097,306)
          Inventory and prepaid samples and
            materials                               434,534         (252,633)
          Prepaid expenses and other                 93,144          (89,982)
          Accounts payable                         (277,172)         189,729
          Accrued expenses                          507,090          239,966
          Income taxes payable                      (90,771)         154,466
  							                                       ------------       ------------

Net cash provided by (used in) operating
  activities                                      1,962,489          (21,125)
                                                ------------       ------------


Cash flows from investing activities
  Investments in trademarks, patents and other
    intangible assets                                  (610)         (91,814)
  Purchase of property and equipment                (71,420)         (59,918)
  Proceeds from sale of fixed assets                   -              88,855
                                                ------------       ------------

Net cash used in investing activities               (72,030)         (62,877)
                                                ------------       ------------

Cash flows from financing activities
  Payment of notes payable                       (1,504,114)        (110,726)
  Proceeds from acquisition note                  1,161,130             -
  Payment of revolving credit line, net          (1,542,682)        (275,382)
  Payment of registration costs                        -             (18,475)
  Proceeds from exercise of stock options             3,437            3,438
  Purchase of treasury stock                        (32,438)        (570,182)
  Distribution of treasury stock                     91,768           23,223
                                                ------------       ------------

Net cash used in financing activities
  activities                                     (1,822,899)        (948,104)
                                                ------------       ------------

   NET INCREASE (DECREASE) IN CASH AND CASH
     EQUIVALENTS                                     67,560       (1,032,106)

Cash and cash equivalents at beginning of
  year                                              385,640        1,417,746
                                                ------------       ------------

Cash and cash equivalents at end of year     $      453,200   $      385,640
                                                ============       ============

Supplemental disclosures of cash flow
  information:
    Cash paid during the year for:
      Interest                               $      248,000   $      135,000
      Income taxes                                  644,000          206,000


The Company entered into capital leases of approximately $86,000 in 1999 (See Note F)

The accompanying notes are an integral part of these statements.



                                    F-7